Exhibit 10.13
AGREEMENT
     This agreement (the “Agreement”) is by and between Accin Corporation (“Accin”), having an address at Notch View Office Park, 1033 Route 46, Suite A204, Clifton, New Jersey 07013; and Infinesse Corporation (“Infinesse”), having an address at 6033 W. Century Blvd., Suite 1200, Los Angeles, California 90045, and is effective as of August 22, 2006.
A. Recitals
     1. Infinesse has filed a patent application (United States Serial No. 11/027,728) directed to prosthetic spinal discs. The term “Infinesse Patent Rights” means all United States and foreign patent applications and patents including continuation, divisional or continuation-in-part patents or patent applications that claim direct or indirect priority on the subject matter of United States Serial No. 11/027,728.
     2. Accin has filed patent applications, United States Serial Nos. 60/658,345; 11/176,915; 11/176,916; 11/176/717; 11/176,175; and 11/176,914 directed to prosthetic spinal flexible spacers. The term “Accin Patent Rights” means all United States and foreign patent applications and patents including continuation, divisional or continuation-in-part patents or patent applications that claim direct or indirect priority on the subject matter of United States Serial Nos. 60/658,345; 11/176,915; 11/176,916; 11/176/717; 11/176,175; or 11/176,914.
     3. Accin desires to design, manufacture, use or sell its own spinal flexible spacers and to obtain funding for such design, manufacture, use or sale.
     4. The parties’ technologies (“Infinesse Disc Technology” and “Accin Spacer Technology,” respectively) take different approaches.
     [*] Confidential Treatment requested.
     6. Accin is concerned about a potential that the Infinesse Patent Rights could affect its manufacture, use or sale of its spinal spacer, and Infinesse is concerned about a potential that the Accin Patent Rights could affect its manufacture, use or sale of its spinal disc.
     NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
B. Covenant not to Sue
     1. Subject to limitations otherwise set forth in this agreement, Infinesse grants to Accin a royalty-free covenant not to sue Accin for infringement of Infinesse’s Patent Rights based upon Accin’s manufacture, use or sale of its spinal spacer conforming to the Accin Spacer Technology. The covenant extends only to spinal devices incorporating the Accin Spacer Technology.
     2. Subject to limitations otherwise set forth in this agreement, Accin grants to Infinesse a royalty-free covenant not to sue Infinesse for infringement of Accin’s Patent Rights based upon Infinesse’s manufacture, use or sale of its spinal discs conforming to the Infinesse Disc Technology. The covenant extends only to spinal devices incorporating the Infinesse Disc Technology.
     3. Infinesse will have the right to assign (but not license or sublicense) the covenant granted in paragraph A.2. to its successor for the successor to commercialize the Infinesse Disc Technology. Accin will have the right to assign (but not license or sublicense) the covenant granted in paragraph A.1. to its successor for the successor to commercialize the Accin Spacer Technology.
C. Know-how
     1. Accin agrees to provide to Infinesse know-how and other technical information related to the inventions disclosed in the Accin Patent Rights, and related to the process of testing for and approval by the FDA including know-how and other technical information related to test equipment and instrumentation for testing. This agreement to provide know-how is personal to Infinesse and is not transferable.
     2. Infinesse will have the right to use such know-how and other technical information in its business.
     3. Accin agrees to provide all such know-how without cost to Infinesse and to provide it at reasonable intervals as requested in writing by Infinesse. Accin agrees not to withhold providing any such know-how to Infinesse.
     4. Subject to limitations otherwise set forth in this agreement, Infinesse agrees not to disclose any know-how or other technical information that contains Accin Proprietary Information. As used in this Agreement, Accin Proprietary Information means any trade secret of Accin as the term “trade secret” is defined in California Civil Code § 3426.1 et seq. (California version of the Uniform Trade Secret Act). Further, to be considered Accin Proprietary Information, Accin must mark conspicuously on any documents containing Accin’s trade secrets, “Proprietary Information.” Any information disclosed to Infinesse by means other than documents that contain Accin’s trade secrets, must be identified by Accin in writing within 30 days of such disclosure. Any information described in an Accin patent or domestic or foreign published patent application or any information otherwise published by Accin, its agents or any domestic or foreign governmental agency will not be considered to be Proprietary Information.
     5. Infinesse agrees to execute a separate Non-disclosure Agreement directed to the protection of Accin’s trade secrets.
     6. The limitation on Infinesse’s right to disclose any Accin Proprietary Information will not be construed to prevent Infinesse from disclosing such information to a third party (a) considering the purchase of all or part of Infinesse, (b) considering the formation of an entity to conduct research and development or to commercialize the Infinesse Disc Technology. Infinesse also will have the right to disclose Accin Proprietary Information to an entity conducting research and development or commercializing the Infinesse Disc Technology or being licensed under the Infinesse Patent Rights. Infinesse shall obtain an executed Non-disclosure Agreement from such third party prior to disclosing any Accin Proprietary Information to such third party.
     7. This Agreement will be effective for as long as the United States Serial No. 11/027,728 is pending or is in force as a patent, or an application claiming priority to Serial No. 11/027,728 is pending or is in force as a patent, whichever is later.
D. No Creation of Partnership
     1. The parties agree that this Agreement is not to be construed as establishing a partnership, joint venture or any other joint business endeavor between Accin and Infinesse.
E. Miscellaneous Provisions
     1. This Agreement is binding upon and inures to the benefit of respective successors, assigns, executors, administrators and personal representatives of Infinesse and Accin, respectively.
     2. Nothing contained in this Agreement will be construed as: (a) imposing on Infinesse or Accin any obligation to institute any suit or action for infringement of the respective Patent Rights; (b) to indemnify or defend Infinesse or Accin in any suit or action brought by a third party for infringement of the respective Patent Rights or which challenges or concerns the validity of the Patent Rights; or (c) imposing on Infinesse or Accin an obligation to maintain the respective Patent Rights in force and effect.
     3. Any party’s failure to enforce any provision of this Agreement will not be deemed continuing or a waiver of any other provision of this Agreement. Any party’s failure in any instance to insist upon strict performance of the terms of this Agreement will not be construed as a waiver or relinquishment of such provisions for the future, and the Agreement will remain in full force and effect.

     4. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed and enforced as so limited.
     5. Each party represents and warrants to the other that it has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and that its below-signed representative has authority to execute this Agreement on its behalf.
     6. This Agreement will be construed according to the laws of the State of California.
     7. Any suit between the parties including any suit to enforce or construe this agreement will take place only in the United States District Court for the Central District of California or the Los Angeles County Superior Court in Los Angeles, California. Both parties consent to jurisdiction and venue in those courts.
     8. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them, and none of the parties will be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the party to be bound thereby.
     9. No party will be liable for failure to perform its obligations under this Agreement during the period when such failure is due to acts of God, fire, flood, war, strikes and other similar causes beyond the control of the parties.
     In witness whereof, Infinesse and Accin have caused this Agreement to be executed in their names by their duly authorized officers or representatives effective as of the date in the initial paragraph of this Agreement.

Infinesse Corporation	Accin Corporation

/s/ Michael E. Kim	/s/ Michael Kvitnitsky
by Michael E. Kim, President	by Michael Kvitnitsky, President

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